Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited on Form S-8 of our report dated April 30, 2024, with respect to our audits of the consolidated financial statements of Aptorum Group Limited as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 appearing in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2023.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York

July 26, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com